MADSEN & ASSOCIATES CPAS, INC.

April 29, 2013

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.02 of the Current Report on Form 8-K dated April 29, 2013, of Sino Agro Food, Inc., and are in agreement with the statements contained therein.

/s/ Madsen & Associates CPA’s, Inc. Madsen & Associates CPAs, Inc.

Salt Lake City, Utah